Exhibit 6.3

THIS CONVERTIBLE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER OF THIS CONVERTIBLE NOTE (WHICH COUNSEL MAY BE INTERNAL COUNSEL TO SUCH HOLDER BUT MUST BE SATISFACTORY TO THE ISSUER), IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS. THE EQUITY INTEREST ISSUABLE UPON THE EXERCISE HEREOF WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS SPECIFIED HEREIN.

Rayton Solar, Inc.

Convertible Promissory Note (“Note”)

Due June 12, 2020

June 12, 2015 (the “Note Effective Date”)

$150,000.00

Principal Amount

1.          Principal and Interest; Prepayment. Rayton Solar, Inc. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to ReGen America Inc (the “Holder”), on June 12, 2020 (the “Maturity Date”), the principal sum of One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Principal Amount”), together with accrued interest thereon. Interest shall accrue on the Principal Amount at a fixed, simple interest rate of three and one quarter percent (3.25%) per annum. Upon the occurrence of a Company Event of Default (as defined below), and so long as such Company Event of Default shall continue, the entire balance of principal, together will all accrued but unpaid interest thereon, shall bear interest at the simple interest rate of six percent (6%) per annum (the “Default Rate”). Interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All unpaid and accrued interest shall be due and payable on the Maturity Date, in arrears. Payments of principal and the interest on this Note shall be made in lawful money of the United States of America at the principal office or address of Holder or by mail to the registered address of the Holder of this Note. No payment of interest shall be required to the extent that such principal is or has been converted into the Conversion Shares (as defined herein) pursuant to the terms hereof. All agreements between the Company, as borrower, and the Holder, as lender, are expressly limited so that, in no contingency or event whatsoever, shall the amount paid or agreed to be paid to Holder for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable law. If, from any circumstance, the Holder should ever receive as interest an amount that would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the Principal Amount owing under this Note, and not to the payment of interest. Without any prior written notice to the Holder, the Company may prepay all or any part of this note at any time and without penalty, together with accrued interest on the Principal Amount so prepaid. The Company acknowledges and agrees that any prepayment shall be applied first to the accrued and unpaid interest under this Note and second, to principal.

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2.          Other Rights Upon Maturity. All of the Company’s indebtedness represented by this Note shall be due on demand on the Maturity Date. Until the Holder provides the Company with demand for payment and the Company fails to pay the amounts due hereunder, no Company Event of Default shall be deemed to have occurred.

3.          Conversion Rights. The Holder shall have conversion rights as follows:

(a)          Conversion. The entire unpaid and outstanding Principal Amount and any accrued interest thereon under this Note shall be convertible at the option of the Holder, into shares of common stock of the Company (such shares, the “Conversion Shares”) in accordance with the terms and conditions of this Section 3. For purposes of this Section 3, the Principal Amount of the Note and any accrued interest thereon shall be convertible, at the option of the Holder, into Conversion Shares at the Conversion Price (as defined below) upon the occurrence of one of the following “Trigger Events”:

(i)          the consummation of an investment in the Company by an institutional investor (e.g. hedge fund, venture capital fund) or corporate-strategic investor through a single transaction or related series of transactions involving the same investor or investor Affiliates resulting in an aggregate amount of no less than Five Hundred Thousand Dollars ($500,000.00); or

(ii)         the consummation of a reorganization, merger or consolidation resulting in a change in ownership of no less than fifty percent (50%) of the then-outstanding shares of common stock of the Company, or a sale or other disposition of all or substantially all of the assets of the Company; or

(iii)        the date that is five years (5) subsequent to the Note Effective Date.

For purposes of this Note, the “Conversion Price” shall be equal to the quotient of the Company’s pre-money valuation of twenty million dollars ($20,000,000.00) divided by the aggregate number of shares of the Company’s common stock as of the date of the Conversion Trigger Event.

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For purposes of this Agreement the term:

(i)          "Affiliate" of any person or entity shall mean any person that, directly or indirectly, Controls, is under common Control with or is Controlled by, that person or entity; and

(ii)         “Control” and any derivative of it shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person or entity in question.

Within five (5) days of the occurrence of a Conversion Trigger Event, the Company shall send the Holder a conversion offer notice (such notice, the “Conversion Offer Notice,” and such conversion offer, the “Conversion Offer”) stating the Conversion Price, the amount of Conversion Shares to be issued to the Holder pursuant to the Note based on the Holder’s acceptance of the applicable Conversion Offer, and the date by which Holder must provide the Company with its written acceptance of the Conversion Offer. The parties hereto understand and agree that in no event shall Holder have less than sixty (60) days from the date of the Company’s transmittal of the Conversion Offer Notice to provide the Company with his/her/its written acceptance of the Company’s Conversion Offer. The Conversion Offer Notice may include any additional documentation that the Company believes is relevant to the Holder’s decision as to whether or not to exercise Holder’s conversion rights, and any other documentation that the Holder may need to execute or complete in connection with a conversion pursuant to this Section 3, including a conversion election form (such documentation, the “Conversion Documentation”). The parties also understand and agree that the Company will have no obligation to accept any partial exercise of conversion rights as set forth in the Conversion Offer, and that in the event that Holder fails to accept the Company’s entire Conversion Offer as set forth in the Company’s initial Conversion Offer Notice, in such event Holder shall lose any further conversion rights to obtain Conversion Shares pursuant to Section 3 of this Note.

(b)         Mechanics of Conversion.

(i)          In the event that the Holder accepts the Company’s Conversion Offer as provided for in Section 3(a) above, on the conversion date specified in the applicable Conversion Offer Notice (such date, the “Conversion Date”), the Holder shall surrender this Note for cancellation to the Company at the principal business offices of the Company located at 920 Colorado Ave, Santa Monica, CA 90401, or such other place as the Company may direct in writing, accompanied by the Conversion Documentation executed or otherwise completed by the Holder. If, subject to compliance with the provisions of Section 9 below, the Conversion Shares are to be issued in a name or names other than that of the registered holder of this Note, this Note when tendered must bear or be accompanied by proper endorsement or assignment of the Note.

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(ii)         As soon as practicable after the Conversion Date, and inany event within ten days thereafter, the Company at its expense (including the payment by it of any applicable issuance taxes) will cause to be issued in the name of and delivered to the Holder hereof, a certificate or certificates representing duly authorized, validly issued, fully paid and non-assessable Conversion Shares to which such Holder shall be entitled upon such exercise or conversion. Such certificate or certificates shall, if required hereunder, bear the legend provided for in Section 12.

(iii)        Upon full conversion of the Principal Amount and any accrued interest thereon pursuant to Section 3, the Company shall be forever released from all its obligations and liabilities under this Note.

4.          Company’s Events of Default. The Holder may declare the entire unpaid and outstanding Principal Amount and accrued interest on this Note to be immediately due and payable, by a notice in writing to the Company if any of the following events shall occur (each a “Company Event of Default”):

(a)          Default in the payment of the Principal Amount or accrued interest thereon when due, which default shall not have been cured within five days of notice thereof from such holder to the Company; or

(b)          The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by the Company to institution of bankruptcy or insolvency proceedings against the Company under any federal or state law, or the consent by the Company to or acquiescence in the filing of any petition relating thereto, or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by the Company of an assignment, for the benefit of creditors, or the admission by the Company in writing of its mobility to pay its debts generally as such debts become due; or

(c)          Commencement of proceedings against the Company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulations which proceedings shall not have been dismissed or stayed within 60 days of commencement thereof, or the setting aside of any such stay of any such proceedings, or the appointment without the consent or acquiescence of the equity holders of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial portion of the properties of the Company which appointment shall not have been vacated within 60 days thereof.

5.          Waiver. Other than pursuant to a writing executed by the Holder, no failure to exercise any right of the Holder with respect to this Note, nor any delay in, or waiver of, the exercise thereof, shall impair any such right or be deemed to be a waiver thereof.

6.          Dispute. Should any litigation or arbitration be commenced between the parties to this Note concerning this Note, or the rights and duties of the parties in relation to this Note, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and costs which it incurs in connection with such litigation or arbitration, as determined by the trier of fact in such litigation or arbitration or in a separate action brought for that purpose.

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7.          Allocation of Payments. Except as expressly stated herein to the contrary, payments received by the Holder shall be applied in the following order: (a) to interest currently due and payable on this Note (including any interest on overdue principal); and

(b) to principal amounts on this Note then due and payable.

8.          Entire Agreement; Amendment; Capitalized Terms in Attachments; Counterparts. This Note, together with any attachments hereto, constitutes a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, is a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings, and representations between the parties. This Note may be altered only by written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. This Note may not be modified by an oral agreement, even if supported by new consideration. The capitalized terms in any exhibits or attachments to this Note shall have the meanings given to them in this Note, unless otherwise defined in the applicable attachment. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile copies hereof may be executed as counterpart originals.

9.          Successors; Assignment. This Note and each of the provisions hereof shall be binding upon each of the successors and permitted assigns of the Company, and may not be assigned by the Company without the prior written consent of the Holder. This Note may be assigned by the Holder, subject to the limitation that Holder’s Section 3 conversion rights may only be assigned with the prior written consent of the Company.

10.        Governing Law; Jurisdiction. The parties hereto irrevocably consent to the jurisdiction of the federal and state courts located in Los Angeles County, the State of California, in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument (and agrees not to commence any action or proceeding relating to any of the foregoing except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 11 shall be effective service of process for any action or proceeding brought against it in any such court. Each of the parties waives, to the full extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note brought in the State of California, and further irrevocably waives, to the full extent permitted by law, any claim that any such action or proceeding brought in such state has been brought in an inconvenient forum.

11.         Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States of America) or by Federal Express, Express Mail, or nationally recognized overnight delivery or courier service, or delivered in person or by telecopier, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 11).

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Holder:	ReGen America Inc
Address: 25530 Ave Stanford, Suite 204
Valencia, CA 91355
Telephone No.: 661-259-4786

Company:	Rayton Solar, Inc.

Address: 920 Colorado Ave
Santa Monica, CA 90401
Telephone No.: 661-373-7182
Email Address: andrewyakub@raytonsolar.com
Attn: Andrew Yakub, CEO

Such addresses may be changed by notice given as provided in this Section 11. Notices shall be effective upon the date of receipt; provided, however, that (i) notice sent via telecopier shall be deemed effective upon the date indicated on proof of transmittal, (ii) notice sent via overnight delivery shall be deemed effective two (2) business days after deposit with such delivery service, and (iii) notice sent by U.S. certified mail shall be deemed effective five (5) business days after deposit with the U.S. mail.

12.       Legend. Each certificate representing Conversion Shares shall bear upon its face the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER (WHICH COUNSEL MAY BE THE INTERNAL COUNSEL OF SUCH HOLDER BUT MUST BE SATISFACTORY TO THE ISSUER) IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS. THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS SPECIFIED HEREIN.

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In addition, certificates representing Conversion Shares owned by residents of certain states shall bear any legend required by the ”blue sky” or other securities laws of such states.

13.        Holder’s Representations and Warranties Regarding Accredited Purchaser or Investor Status. By advancing funds to the Company and accepting this Note, the Holder hereby represents and warrants that:

(a)          The Holder has such knowledge, skill, and experience in business, financial and investment matters so that he/she/it is capable of evaluating the merits and risks of a purchase of the Note and an investment in the Conversion Shares. To the extent necessary, Holder has retained, at his/her/its own expense, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of purchasing this Note and an investment in, and ownership of, the Conversion Shares. The Holder acknowledges that the Company is a start-up, early development-stage company with no significant or otherwise meaningful assets, operating history and minimal financing, and that the investment in this Note and/or the Conversion Shares is high risk. Holder represents that Holder has the financial ability to withstand a complete loss of Holder’s investment in this Note and/or the Conversion Shares.

(b)          As of the date of the Holder’s purchase of the Note, and as of the date of Holder’s investment in the Conversion Shares, the Holder is, or will be, as applicable, an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act of 1933, as amended. Holder agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the purchase and sale of the Note and the Conversion Shares.

14.        Governing Law. This Note is made and delivered in Delaware, shall be governed by and interpreted in accordance with the internal laws of the State of Delaware without giving effect to conflict of laws principals thereof, and shall not be construed strictly against the drafter hereof.

[signature page to follow]

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DULY EXECUTED AND DELIVERED BY THE COMPANY TO THE HOLDER THIS 12th DAY OF JUNE, 2015.

“COMPANY”

Rayton Solar, Inc.

By:	/s/ Andrew Yakub
	Name:	Andrew Yakub
	Title:	CEO

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